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                                                              Exhibit 10.22


            SCOPE OF WORK AND SPECIAL TERMS AND CONDITIONS
                CONTRACT FOR PORTAL MANAGER SERVICES

    THIS CONTRACT is between the State of Hawaii, hereinafter referred to as "the State", and Hawaii Information Consortium, Inc., a for-profit corporation, hereinafter referred to a "HIC".

    WHEREAS, the State has worked diligently to create an opportunity for providing enhanced electronic access to public services and information for Hawaii citizens in the most cost-effective, progressive, and cooperative means possible; and

    WHEREAS, Access Hawaii, hereinafter referred to as the "Portal", is poised to become a significant public access, economic development and educational tool for the State of Hawaii and its residents; and

    WHEREAS, the Portal will significantly benefit the State through:
    1. Increased public services;
    2. Enhanced public access to State government;
    3. Equality of access to State government regardless of geographic locations;
    4. Increased efficiency of State government agencies and offices without budget increases through electronic commerce transactions;
    5. Providing additional resources to State agencies and offices and to assist them in information management, access, and electronic commerce functions as project grows;
    6. Providing both Standard Portal Services and Premium Services, for which an access charge will be assessed as recommended by the Access Hawaii Committee, hereinafter referred to as the AHC;
    7. Enhancing access to services and information of political subdivisions; and

    WHEREAS, in order to effectuate electronic access and commerce for citizens with government throughout the State, the Governor's Office issued a Request for Proposals for an Electronic Business and Internet Portal Provider, GOV (RFP 99-00) on September 22, 1999 and amendments on October 7, 1999, October 14, 1999, November 5, 1999, and December 9, 1999, referred to hereinafter collectively as the "RFP", seeking proposals for a private Portal manager; and

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    WHEREAS, HIC submitted an original proposal on November 19, 1999 in response to the RFP and Best and Final Offer on December 20, 1999 in response to Addenda D, and such proposal was determined by the proposal review committee to be the one best suited to the goals of the State, which proposal in hereinafter referred to as the"HIC Proposal"; and

    WHEREAS, the State desires to contract with HIC to serve as the Portal Manager and to establish, develop, operate, maintain and expand the Portal as mutually agreed to by HIC and the State; and

    WHEREAS the Portal will provide increased electronic access and commerce among Hawaii residents, businesses, and other government entities;

    NOW THEREFORE, the parties agree as follows:

1.  INCORPORATION BY REFERENCE

    The provisions of the RFP and the HIC Proposal are hereby incorporated into this Contract and made a part hereof. If there is any conflict among the provisions of the RFP, the HIC Proposal, this Contract, and the laws of the State, then those conflicts will be resolved in the following order precedence:

1. Hawaii law
2. Contract
3. The RFP and addenda & the HIC Proposal, equally.

This Contract may be amended only by mutual expressed written consent.

2.  PURPOSE OF THE PORTAL.

    The purpose of the Portal and this contract is to realize the vision of the Governor and Access Hawaii Committee in meeting the goals set forth in the RFP and may be summarized as follows:


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A.  To create and provide a significant and diligently promoted public service to Hawaii citizens and businesses by:
    (1) Expanded business and citizen access to government services and information;
    (2) Offering an easy and convenient process for these groups to conduct transactions with State government online;
    (3) Accelerating the development and delivery of an increased volume of quality, online government services;
    (4) Improving the level of customer service from State government;
    (5) Extend electronic government services to citizens of cities and county government; and

B. To provide such public service without increasing the tax burden on the citizens of Hawaii, through utilization of private capital and management and appropriate payment for the same.

3. TERM OF CONTRACT AND RENEWALS

    This Contract shall be for a term of three (3) years, commencing
January 3, 2000 and expiring at 12:00 a.m., January 3, 2003, unless earlier terminated.
    At the option of the State, the Contract may be renewed for a period of two (2) additional years by written notice from the State on or before July 1, 2002, of its decision to extend the Contract period through January 3, 2005.
    At the option of the State, the Contract may be renewed for an additional period of two (2) additional years by written notice from the State on or before July 1, 2004, of its decision to extend the Contract period through January 3, 2007.

4. RELATIONSHIP OF PARTIES

    Access Hawaii will be overseen by the AHC, an advisory committee to the State. Routine contract administrative activities will be implemented through the AHC, who is the state electronic commerce coordinator committee, working in concert with HIC. Final statutory and decision-making authority for this contract resides with the Governor's Special Advisor


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    for Technology Development (GSATD). The duties and responsibilities of the
    AHC and HIC are as follows:
    A. Notwithstanding any other provisions contained herein, it is expressly agreed that HIC is an independent contractor in the performance of each and every part of this Contract. As such HIC is solely liable for all labor and expenses in furtherance of such performance hereunder. It is expressly agreed that HIC and any of its subcontractors and agents, officers and employees in the performance of this Contract shall act in an independent capacity and not as officers or employees of the State. It is further expressly agreed that this Contract shall not be construed as a partnership or joint venture between HIC or any subcontractor and the State of Hawaii.

    B. HIC may become an agent of the State only by the expressed written consent of the State.

    C. HIC will not pledge any assets of the State in its care, custody or control, or cause any type of lien to attach to such.

    D. HIC will provide Portal manager services in exchange for the opportunity to earn a reasonable profit from the Portal's premium services. Premium Services are those services or information that are made available in such a way that they have commercial value or add convenience to the user. HIC will capitalize, develop and operate the Portal, which will serve in a manner which is self-supporting and cost effective. Some of the information access is intended to be provided standard (no cost) to Portal users. Standard services will be funded from the proceeds of the premium services. The development of premium or standard services will include adequate integration with state agency systems to ensure that necessary records are created and populated appropriately. The Portal is intended to be self-supporting with HIC receiving its compensation from the net proceeds of premium services. The State of Hawaii will give its full support and effort to HIC in the effort to make the Portal self-supporting.

    E. The AHC will establish priorities and policies and approve or disapprove Service Level Agreements (agreements between the Portal and State Agencies or political subdivisions that define circumstances and responsibilities relating to providing on-line


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    electronic access and/or transactions, which are at the agencies' or political subdivisions' discretion). HIC will submit a revised budget plan for the operation of the Portal within 60 days of the commencement of this contract.

    F. As a contractor for the State, HIC will deliver and disburse funds as agreed between HIC, AHC and any entity as negotiated in separate Service Level Agreement. The AHC and the Hawaii Director of the Department of Budget and Finance ("B&F") shall approve all funds handling procedures. HIC will keep, maintain and be a custodian of all Portal financial and operation records.

    G. HIC will follow relevant state and federal statutes, rules and regulations applicable to assuring privacy and confidentiality. With respect to state and local government information and filings, service level agreements will specify the process for disclosure. Any disclosure that is not specified in the service level agreement shall only be disclosed through the express written authorization of the data custodian. HIC company records are not considered public documents for purposes of public disclosure.

5.  HARDWARE AND SOFTWARE AGREEMENTS

    A. HIC will provide hardware, and provide or develop software as outlined in the HIC Proposal, and such other hardware and software as may be necessary to make the Portal operational.

    B. Upon completion of the initial three year term of the contract, HIC will provide to the State at no cost, and without additional terms or conditions, a complete copy, together with any software updates or upgrades made by HIC, of all application and Portal software (hereinafter collectively "The Software") developed either by HIC or by any or all of its Affiliate Portal Companies and implemented on the Portal Corporations who are wholly owned subsidiaries of the National Information Consortium, Inc. that serve as the Portal Managers for state gateway service initiatives.) HIC will also include with the Software complete documentation and source code. The State shall be granted a perpetual for-use-only license to The Software including rights to modify the code and application, as the State deems appropriate. This provision does not apply to software or documentation


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    created by third parties and purchased by HIC, or one of its Affiliate
    Portal Companies. The Software shall be delivered to the State no later than the end of the term of the contract unless otherwise agreed to mutually by the parties to this contract. This provision also remains in effect for any additional software created by HIC or an Affiliate Portal Company implemented on the Portal during any subsequent contract extension, amendment or renewal period.

    C. If this Agreement is terminated by the State "for cause", or by HIC for reasons identified in section 15 and 16 prior to the end of the initial contract term, or by HIC without cause, the State shall be entitled to the license at the time termination is effective. If this Agreement is terminated by the State without cause, the State reserves the right to negotiate terms for licensure or software. The State reserves the right to acquire equipment at fair market value at the termination of this contract in coordination with HIC's leasing agent.

    D. License shall be limited to State use for the state of Hawaii's Portal for state and local government services and may not be sublicensed to political subdivisions; however, if the State has a joint program through the Portal with a political subdivision at the time the license is granted or before the termination of the contract, the license may continue to be used for such a program only.

    E. HIC shall deposit on a quarterly basis, the most recent version of all Portal application source code in escrow with a Hawaii-based neutral third party (the "Escrow Agent") to be mutually chosen by HIC and the State. Over the term of the contract HIC will have the authority to remove superseded source code. The source code shall be delivered to the State by the Escrow Agent in the event HIC: (i) is declared insolvent through bankruptcy proceedings, (ii) is unable to perform its obligations to the State under the Contract, or (iii) as otherwise provided in its agreement with the Escrow Agent.

    HIC acknowledges that the State will review, approve and subsequently receive from HIC, an executed copy of the software escrow agreement between HIC and the Escrow Agent to the State. HIC will notify the State in writing of any amendments to such agreements, any change in Escrow Agent, or of any replacement or successor escrow arrangements. The


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    Escrow Agent will provide written notification to the State's GSATD or his successor, at least semiannually, detailing all account activity during the previous period.

    F. All Portal trademarks, trade names, logos and other identifiers, Internet uniform resource locators, Internet addresses and e-mail addresses obtained or developed pursuant to this Contract shall be the property of the State.

6.  CONNECTIONS BETWEEN PORTAL AND STATE AGENCIES

    Costs associated with and maintenance of communication links from State facilities to HIC facilities for Portal purposes, including but not limited to leased circuits from telephone or cable companies, shall be paid as expenses by HIC.

7.  PORTAL SERVICE

    A. HIC shall negotiate with and obtain written Service Level Agreements from each separate data-providing entity (hereinafter, "DPE") from which electronic access or transactions are desired.

    B. Subscribers (customers who apply for and receive from the Portal, a user name and password in order to access the services they desire with monthly billing instead of instant payment) will be required to execute a contract for services. All contracts with subscribers and all SLA's shall be subject to approval and continuing monitoring by the AHC.

    C. HIC will enter into an SLA with each agency or political subdivision who provides information to HIC for the Portal or which has a transaction which furnishes information to the agency or political subdivision. These agreements will be signed by the agencies' authorized representative(s) and will be approved by the AHC. Only information that is legally and ethically distributable, as determined by the state agency, in its capacity as the legal custodian of the respective data, will be included on the Portal. The SLA will detail what information will be accessed or transactions performed, how it will be accessed and provided to the public or how the transaction will generally operate with the agency, any statutory fees or enhanced access charges, and what, if any special requirements must be


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    satisfied by the individual customers to qualify for access to the information or to perform the transaction. The agency and HIC will agree on a schedule for collection and payment of any statutory fee required. Once an agreement has been reached and approved by the AHC, the public information application will be developed according to the agency's SLA.

    D. Since HIC's software developers creating the application may see some confidential information while working with the agency representative in determining which data fields are required, HIC's employees must satisfy any privacy and confidentiality requirements that the agency may require prior to beginning work.

    E. All SLA's or other requests regarding the Portal from non-state level political subdivisions must be approved by the AHC through the service request process. The AHC shall establish the priority of such requests.

8.  DISTRIBUTION OF PORTAL REVENUES

    A. The establishment of all charges to Portal users shall be reviewed by the AHC. The AHC will review and approve any and all Portal use or data access charges for fairness, reasonableness, and appropriateness in furthering the goals of this Agreement. HIC may at any time recommend changes in charges to the AHC.

    B. In establishing Portal use or data access charges the AHC shall consider the following factors:
         (1) A commitment to the public policy requirement to provide electronic access to public records at the most reasonable rate possible and to improve government service to its citizens and businesses by allowing transactions online.
         (2) That the charges may be adjusted to permit funding of special projects and enhancement of public service.
         (3) The entrepreneurial and start-up nature of the business and attendant risk of capital for HIC and the need to earn a reasonable profit on Portal operations.
         (4) The need to invest in the reasonable expansion, maintenance and improvement to online Portal transactions and information services.
         (5) Any other reasonable factors which in the opinion of AHC should be considered.


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    C.   To the extent an audit report discloses any discrepancies in the HIC charges, billings, or financial records, and following a period for review and verification of the amount by HIC, HIC will adjust the payment as soon as reasonable possible, but not to


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    exceed 90 days. HIC shall cooperate to assure that verification is completed in a timely manner.

    D. HIC also agrees to make other changes requested by the State, which is agreed to by HIC and the AHC, to comply with recommendations resulting from any audit. Any such audit will be performed by a competent and reputable Certified Public Accountant licensed in Hawaii.

    E. The accounting system is to include a numbered chart of accounts, books of original entry of all transactions, appropriate subsidiary ledgers, a general ledger, which includes to-date postings and an audit trail through financial statements. Such books may either be maintained on paper or on computer with appropriate backup. HIC shall from the beginning of this Contract adopt the calendar year ending December 31st for reporting purposes.

    F.   HIC will report activities to the State as follows:
         (1) Within 120 days after the close of HIC's fiscal year, HIC will submit to the State an annual financial report and audit. These reports must be certified by an independent certified public accountant (selected by HIC) that may be the accountant or a member of the firm of accountants who regularly audit the books and accounts of HIC. The submitted audit information must include, but is not limited to, the audited financial statements, auditor opinions, reports on internal control, findings and recommendations and management letters. In addition, HIC is subject to any further audit and review determined necessary by the State after furnishing reasonable notice to HIC.
         (2) Develop and regularly update, in cooperation with the data custodians, a draft Portal strategic plan for presentation to the AHC on at least an annual basis.

         (3) Report to the AHC on a periodic basis concerning potential new applications, services and related issues. HIC will strive to improve access to, and the utility of the public information and transactions available through the Portal by exploring and recommending ways to:


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              a.   Expand the amount and kind of public services and
              information available;
              b. Increase the utility of the public information presented, the transactions available, and the form in which both are provided;
              c. Expand the base of users who access the public services and information;
              d. Improve individual and business access to public services and information through implementing improvements in technology; and,
              e. Make recommendations designed to increase the effectiveness and resources of the Portal.
              f. Redesign and maintain the State of Hawaii website and the agreed upon Portal pages.
         (4) HIC will measure Customer satisfaction including Web surveys and report results to the AHC on a schedule to be agreed to by the AHC and HIC but no less than on an annual basis, and
         (5) HIC will measure and report to the AHC on growth trends and usage of the Portal, as well as hits, access, transactions and other performance measures or metrics as mutually agreed upon by the AHC and HIC. Working in cooperation with the AHC, HIC will submit the details of the proposed service measures either as part of the service management plan for Portal wide indicators and as part of the Service Level Agreements for application specific indicators.
         (6) If available, HIC will utilize the state's payment card processor for payment card transactions, with the provision that HIC will receive state rates negotiated as part of the State of Hawaii contract with its chosen bank during the life of that contract unless otherwise determined by the State, or unless more favorable rates may be obtained by HIC independent of the state.
         (7) HIC will have an initial opportunity to collect state statutory fees from users before paying same to the state. HIC guarantees the collection of such statutory fees to the state.


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11. PERSONNEL PRACTICES

    A. The hiring, recruitment, management, training, and firing of HIC employees will be the responsibility of HIC. The State's only involvement in the personnel affairs of HIC shall be limited to disclosure of the names and positions of officers and employees of HIC, except within its role as auditor.

    B. No officer, employee, or director of HIC shall receive a salary, except as and for services performed by such officer, employee, or director, or member for HIC on behalf of the Portal.
    C. HIC shall be responsible for all required costs attributable to its officers and employees, including but not limited to, worker's compensation premiums and deductible, unemployment compensation tax withholding contributions, tax withholding contributions, and similar items.


12. INSURANCE AND BONDS

    HIC shall provide the AHC written proof of the following insurance provided by a qualified firm authorized/admitted to do business in Hawaii:

    A. General comprehensive liability insurance policy in the amount of at least $1,000,000.

    B. Workers' compensation insurance coverage as required by State law on all HIC employees.

    C.   Fidelity bond in the amount of at least $200,000 per HIC employee.


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13. CHANGES IN PORTAL

    A. Portal operations and development shall be generally in accordance with the HIC Proposal, the RFP and this contract as described in
    Section 11, and Section 13.B.

    B. A planned material change in Portal operations cannot be made by HIC without the prior written consent of the AHC. A "material change" includes, but is not limited to, a change which is substantial and which increases response time to inquires, adds to the complexity of Portal use, diminishes services provided to users, or results in a comparable impact on operations noticeable by users.

    C. HIC will provide to the AHC at least thirty (30) days prior written notice of a planned material change in Portal operations.

    D. HIC shall timely provide to the AHC such other management reports as the AHC may reasonably request.


14. NOTICES

    Each party may change its designation for notice following written notice to the other party to this Contract.

    AHC
          Mr. Joseph Blanco
          Chair, Access Hawaii
          State Capitol
          Honolulu, Hawaii

    HIC
          Aka A. DeMesa
          Hawaii Information Consortium, Inc.
          Honolulu, Hawaii


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    Notices by the parties to one another shall be given in writing to the persons identified above or to such other persons as may be subsequently identified in a written notice. Such notices shall be effective on the date of receipt if sent by U.S. first-class or restricted delivery mail, postpaid, or by any reputable overnight delivery service, prepaid.

15. TERMINATION OF CONTRACT

    The State of HIC shall have the right to terminate this Contract for cause, subject to cure, by providing written notice of termination to HIC or the State, respectively. Such notice shall specify the time, the specific provision of this Contract or "for cause" reason that gives rise to the termination and shall specify reasonable appropriate action that can be taken by HIC or the State to avoid termination of the Contract. The State and HIC shall provide a period of up to sixty (60) days, unless otherwise specified in this Contract, for HIC or the State to cure breaches and deficiencies of its performance obligations under this Contract. The State may terminate this Contract at any time, if directed to do so by statute or court order.

16. TERMINATION FOR CAUSE

    A. For purposes of this Contract, the phrase "for cause" by the State shall include but not be limited to:
         (1) Any material breach or evasion by HIC of the terms or conditions of this Contract and its amendments, if any; or,
         (2)  Substantial cessation of Portal services by the Portal; or,
         (3) Fraud, misappropriation, embezzlement, malfeasance, significant misfeasance, or illegal conduct by HIC, its employees, agents, officers, or directors; or,
         (4)  Dissolution of HIC or forfeiture of its company existence; or,
         (5) Amendment of the State's enabling authority making the Portal substantially impractical; or,
         (6) An adverse judicial decision by a court of competent jurisdiction, which has the effect of rendering Portal operations no longer feasible; or,
         (7)  Insolvency of HIC; or,


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         (8)  Material breach of an SLA; or,
         (9)  Negligent disclosure of any confidential information; or,
         (10) Legislation materially alters the ability of HIC to operate the Portal; or,
         (11) All applicable provisions of the RFP.

    B. For purposes of this Contract, the phrase "for cause" by HIC shall include, but not be limited to key premium service applications that do not generate sufficient revenue to support the basic core functions required to operate the Portal at a reasonable profit, provided that HIC acknowledges that no reasonable profit is expected in the first eighteen
    (18) months of the initial contract term.

17. CONTINUATION OF OPERATIONS DURING TRANSITION PERIOD

    If for any reason this contract shall be terminated or upon expiration of the Contract without extension, or at the end of any extension HIC shall, at the option of the State, continue to operate under this Contract as Portal Manager in accordance with all forms and conditions of this Contract, together with any amendments or modifications in existence at such time, for a period of up to twelve (12) months from the time of expiration or notification of termination from the State to HIC. The intent of this provision is to insure continuation of Portal operations while a successor Portal manager is chosen and installed. The State shall notify HIC at the earliest possible opportunity but in any event, no later than the date of notification of termination, or the notifications dates set forth in Section 2 above whichever is earlier that it shall continue operations and the duration of time for such continuation.

18. DEFENSE OF PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET

    HIC warrants that its proposed operation of the Portal does not and shall not infringe on the United States patent, copyright, trademark or trade secret right of any person or entity. The State shall be provided with prompt notice of any such claim of infringement and HIC shall have the exclusive right to defend or settle such claim at HIC's option subject to State approval which shall not be unreasonably withheld. The State shall cooperate with HIC in its defense or settlement of such claim at no expense and no liability to the State. HIC


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    is not responsible for the content of information or links furnished by the state or any entity thereunder to HIC.

19. MARKETING

    It is recognized that HIC and its affiliated companies intend to use its experience with the State, the AHC and DPE's as a marketing tool with third parties. It is agreed that HIC may make references to and use the State as a reference. If HIC intends to claim that the State "endorses" HIC or use the State seal, AHC or Portal logo or claim representations made by the State, all such material must be submitted to AHC to review and approval prior to use by HIC.

20. LIABILITY

    A. The State, its agents, and employees shall not be legally responsible for errors due to problems caused by HIC's actions or intentional omissions in operation of the Portal.

    B. HIC agrees for itself, its agents, employees, and assigns to hold harmless, indemnify and defend the State, its agents and employees from any actions arising out of HIC's negligence or material failure to perform under the terms of this Contract.

    C. HIC agrees that it has not right of subrogation or contribution from the State for any judgment rendered against HIC to the extent such judgment results from HIC's negligence or material failure to perform under the terms of this contract.

21. ASSIGNMENT

    HIC may not assign any of its rights or delegate any of its duties hereunder unless done pursuant to prior written consent of the State, which consent shall not be unreasonably withheld.


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22. CLAIMS

    This Contract shall be construed according to the laws of the State of Hawaii. Any legal proceedings against the State regarding this solicitation or any resultant contract shall be brought in the State's administrative, legislative, or judicial forums.

23. ENTIRE AGREEMENT

    This Contract, including any documents incorporated by reference, constitutes the entire agreement of the parties and supersedes all other prior written or oral contracts between the parties with respect to the subject matter hereof. This Contract may be amended only in writing signed by the parties thereto.

24. Disputes. In the event of any disputes or misunderstanding between the State and HIC, in addition to any and all other remedies, the State reserves the right to involve the National Information Consortium ("NIC") in the resolution process.


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    IN WITNESS WHEREOF, the parties have executed this Agreement, effective the day and year first above written.


                                   STATE OF HAWAII


                                   By /s/ JOSEPH F. BLANCO
                                      ----------------------
                                      JOSEPH F. BLANCO
                                      Procurement Officer


                                   HAWAII INFORMATION CONSORTIUM, INC.


                                   By /s/ AKA A. DEMESA
                                      ----------------------
                                      AKA A. DEMESA
                                      President and CEO


APPROVED AS TO FORM:


/s/ DEBORAH [illegible] EMERSON
---------------------------
Deputy Attorney General


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CONTRACTOR ACKNOWLEDGEMENT:


STATE OF HAWAII            )

                         :SS

CITY AND COUNTY OF HONOLULU


         On this 29TH day of DECEMBER, 1999, before me appeared AKA A. DEMESA _____ to me known to be the person(s) described in and, who, being by me duly sworn, did say that he is PRESIDENT and CEO of HAWAII INFORMATION CONSORTIUM, INC., the Contractor named in the foregoing instrument, and that he is authorized to sign said instrument in behalf of the Contractor, and acknowledges that he executed said instrument as the free act and deed of the Contractor.

                                     /s/ STEPHANIE T. KATAYAMA
                                     ----------------------------------
                                     Stephanie T. Katayama
                                     Notary Public

                                     State of HAWAII


                                     My commission expires: 2/27/2000



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